UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

Gannett Co., Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

36472T109

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AOP Financial, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
4,175 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
4,175 shares

9	aggregate amount beneficially owned by each reporting person
4,175 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AOP LoanCo, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
5,825 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
5,825 shares

9	aggregate amount beneficially owned by each reporting person
5,825 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Origination Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
10,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
10,000 shares

9	aggregate amount beneficially owned by each reporting person
10,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AP Kent Credit Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
11,852 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
11,852 shares

9	aggregate amount beneficially owned by each reporting person
11,852 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AP Kent Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
11,852 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
11,852 shares

9	aggregate amount beneficially owned by each reporting person
11,852 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Accord+ Aggregator A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
271,936 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
271,936 shares

9	aggregate amount beneficially owned by each reporting person
271,936 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.2%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Accord+ Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
271,936 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
271,936 shares

9	aggregate amount beneficially owned by each reporting person
271,936 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.2%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Master Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
189,272 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
189,272 shares

9	aggregate amount beneficially owned by each reporting person
189,272 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.1%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
189,272 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
189,272 shares

9	aggregate amount beneficially owned by each reporting person
189,272 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.1%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Centre Street Partnership, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
13,810 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
13,810 shares

9	aggregate amount beneficially owned by each reporting person
13,810 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Centre Street Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
13,810 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
13,810 shares

9	aggregate amount beneficially owned by each reporting person
13,810 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
15,340 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
15,340 shares

9	aggregate amount beneficially owned by each reporting person
15,340 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
CO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
10,089,118 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
10,089,118 shares

9	aggregate amount beneficially owned by each reporting person
10,089,118 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
6.8%
12	type of reporting person (See Instructions)
CO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Fund Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
10,104,458 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
10,104,458 shares

9	aggregate amount beneficially owned by each reporting person
10,104,458 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
6.9%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Operating LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
10,104,458 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
10,104,458 shares

9	aggregate amount beneficially owned by each reporting person
10,104,458 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
6.9%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
10,104,458 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
10,104,458 shares

9	aggregate amount beneficially owned by each reporting person
10,104,458 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
6.9%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ST Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
10,104,458 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
10,104,458 shares

9	aggregate amount beneficially owned by each reporting person
10,104,458 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
6.9%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Debt Solutions BDC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
53,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
53,000 shares

9	aggregate amount beneficially owned by each reporting person
53,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
CO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
53,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
53,000 shares

9	aggregate amount beneficially owned by each reporting person
53,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Credit Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
53,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
53,000 shares

9	aggregate amount beneficially owned by each reporting person
53,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Absolute Return Aggregator A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
689,187 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
689,187 shares

9	aggregate amount beneficially owned by each reporting person
689,187 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.5%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Absolute Return Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
689,187 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
689,187 shares

9	aggregate amount beneficially owned by each reporting person
689,187 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.5%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Absolute Return Management, GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
689,187 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
689,187 shares

9	aggregate amount beneficially owned by each reporting person
689,187 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.5%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Lincoln Fixed Income Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,832 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,832 shares

9	aggregate amount beneficially owned by each reporting person
2,832 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Lincoln Fixed Income Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,832 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,832 shares

9	aggregate amount beneficially owned by each reporting person
2,832 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Moultrie Credit Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
6,198 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
6,198 shares

9	aggregate amount beneficially owned by each reporting person
6,198 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Moultrie Credit Fund Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
6,198 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
6,198 shares

9	aggregate amount beneficially owned by each reporting person
6,198 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo PPF Credit Strategies, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
783,429 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
783,429 shares

9	aggregate amount beneficially owned by each reporting person
783,429 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.5%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo PPF Credit Strategies Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
783,429 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
783,429 shares

9	aggregate amount beneficially owned by each reporting person
783,429 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.5%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo TR Opportunistic Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
18,756 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
18,756 shares

9	aggregate amount beneficially owned by each reporting person
18,756 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
CO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Total Return Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
18,756 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
18,756 shares

9	aggregate amount beneficially owned by each reporting person
18,756 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Athene Annuity and Life Co – Apollo Modco
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
43,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
43,000 shares

9	aggregate amount beneficially owned by each reporting person
43,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
CO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Insurance Solutions Group LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
43,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
43,000 shares

9	aggregate amount beneficially owned by each reporting person
43,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AISG Holdings LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
43,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
43,000 shares

9	aggregate amount beneficially owned by each reporting person
43,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AISG GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
43,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
43,000 shares

9	aggregate amount beneficially owned by each reporting person
43,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
CO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Life Asset LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
43,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
43,000 shares

9	aggregate amount beneficially owned by each reporting person
43,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Life Asset GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
43,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
43,000 shares

9	aggregate amount beneficially owned by each reporting person
43,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Mercer Multi-Asset Credit Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,849 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,849 shares

9	aggregate amount beneficially owned by each reporting person
1,849 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management International LLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,849 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,849 shares

9	aggregate amount beneficially owned by each reporting person
1,849 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo International Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,849 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,849 shares

9	aggregate amount beneficially owned by each reporting person
1,849 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo International Holdings Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,849 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,849 shares

9	aggregate amount beneficially owned by each reporting person
1,849 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
CO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
MPI (London) Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,351 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,351 shares

9	aggregate amount beneficially owned by each reporting person
1,351 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
CO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo TRF MP Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,351 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,351 shares

9	aggregate amount beneficially owned by each reporting person
1,351 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Provident 10 - TRF SMA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,529 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,529 shares

9	aggregate amount beneficially owned by each reporting person
1,529 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
12,200,610 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
12,200,610 shares

9	aggregate amount beneficially owned by each reporting person
12,200,610 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
8.3%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
12,200,610 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
12,200,610 shares

9	aggregate amount beneficially owned by each reporting person
12,200,610 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
8.3%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
12,200,610 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
12,200,610 shares

9	aggregate amount beneficially owned by each reporting person
12,200,610 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
8.3%
12	type of reporting person (See Instructions)
PN

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
12,200,610 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
12,200,610 shares

9	aggregate amount beneficially owned by each reporting person
12,200,610 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
8.3%
12	type of reporting person (See Instructions)
OO

CUSIP No. 36472T109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
APO Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
12,202,459 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
12,202,459 shares

9	aggregate amount beneficially owned by each reporting person
12,202,459 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
8.3%
12	type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

Gannett Co., Inc.

(b)	Address of Issuer’s Principal Executive Offices

7950 Jones Branch Drive

Mclean, Virginia 22107

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) AOP Financial, L.P. (“AOP Financial”); (ii) AOP LoanCo, L.P. (“AOP LoanCo”); (iii) Apollo Origination Management, L.P. (“Origination Management”); (iv) AP Kent Credit Master Fund, L.P. (“AP Kent”); (v) AP Kent Management, LLC (“Kent Management”); (vi) Apollo Accord+ Aggregator A, L.P. (“Accord+”); (vii) Apollo Accord+ Management, L.P. (“Accord+ Management”); (viii) Apollo Atlas Master Fund, LLC (“Atlas”); (ix) Apollo Atlas Management, LLC (“Atlas Management”); (x) Apollo Centre Street Partnership, L.P. (“Centre Street”); (xi) Apollo Centre Street Management, LLC (“Centre Street Management”); (xii) Apollo Credit Master Fund, Ltd. (“Apollo Credit”); (xiii) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”); (xiv) Apollo ST Fund Management LLC (“ST Management”); (xv) Apollo ST Operating LP (“ST Operating”); (xvi) Apollo ST Capital LLC (“ST Capital”); (xvii) ST Management Holdings, LLC (“ST Management Holdings”); (xviii) Apollo Debt Solutions BDC (“Debt Solutions”); (xix) Apollo Credit Management, LLC (“ACM”); (xx) Apollo Capital Credit Management, LLC (“ACCM”); (xxi) Apollo Credit Strategies Absolute Return Aggregator A, L.P. (“Absolute Return”); (xxii) Apollo Credit Strategies Absolute Return Management, L.P. (“Absolute Return Management”); (xxiii) Apollo Credit Strategies Absolute Return Management GP, LLC (“Absolute Return Management GP”); (xxiv) Apollo Lincoln Fixed Income Fund, L.P. (“Lincoln”); (xxv) Apollo Lincoln Fixed Income Management, LLC (“Lincoln Management”); (xxvi) Apollo Moultrie Credit Fund, L.P. (“Moultrie”); (xxvii) Apollo Moultrie Credit Fund Management, LLC (“Moultrie Management”); (xxviii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”); (xxix) Apollo PPF Credit Strategies Management, LLC (“PPF Management”); (xxx) Apollo TR Opportunistic Ltd. (“TR”); (xxxi) Apollo Total Return Management LLC (“TR Management”); (xxxii) Athene Annuity and Life Co – Apollo Modco (“Annuity”); (xxxiii) Apollo Insurance Solutions Group LP (“AISG”); (xxxiv) AISG Holdings LP (“AISG Holdings”); (xxxv) AISG GP Ltd. (“AISG GP”); (xxxvi) Apollo Life Asset LP (“Life Asset”); (xxxvii) Apollo Life Asset GP, LLC (“Life Asset GP”); (xxxviii) Mercer Multi-Asset Credit Fund (“Mercer”); (xxxix) Apollo Management International LLP (“International”); (xl) Apollo International Management Holdings, LLC (“International Management”); (xli) Apollo International Holdings Ltd. (“International Holdings”); (xlii) MPI (London) Limited (“MPI”); (xliii) Apollo TRF MP Management, LLC (“MP Management”); (xliv) Provident 10 - TRF SMA (“Provident 10”); (xlv) Apollo Capital Management, L.P. (“Capital Management”); (xlvi) Apollo Capital Management GP, LLC (“Capital Management GP”); (xlvii) Apollo Management Holdings, L.P. (“Management Holdings”); (xlviii) Apollo Management Holdings GP, LLC (“Management Holdings GP”); and (xlix) APO Corp. (“APO”). The foregoing are collectively referred to herein as the “Reporting Persons.”

AOP Financial, AOP LoanCo, AP Kent, Accord+, Atlas, Centre Street, Apollo Credit, Credit Strategies, Debt Solutions, Absolute Return, Lincoln, Moultrie, PPF Credit Strategies, TR, Annuity, Mercer, and MPI each hold securities of the Issuer.

Origination Management serves as the investment manager of AOP Financial and AOP LoanCo. Kent Management serves as the investment manager of AP Kent. Accord+ Management serves as the investment manager of Accord+. Atlas Management serves as the investment manager of Atlas. Centre Street Management serves as the investment manager of Centre Street.

ST Management serves as the investment manager for Apollo Credit and Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital.

ACM serves as the investment advisor to Debt Solutions. ACCM is the sole member of ACM.

Absolute Return Management serves as the investment manager of Absolute Return. Absolute Return Management GP is the general partner of Absolute Return Management. Lincoln Management serves as the investment manager of Lincoln. Moultrie Management serves as the investment manager of Moultrie. PPF Management serves as the investment manager of PPF Credit Strategies. TR Management serves as the investment manager of TR.

AISG serves as the investment manager of Annuity. AISG Holdings is the sole limited partner of AISG. AISG GP is the general partner of AISG and AISG Holdings. Life Asset is a limited partner of AISG Holdings. Life Asset GP is the general partner of Life Asset.

International serves as the investment manager of Mercer. International Management is the sole member of International. International Holdings is the sole member of International Management.

MP Management serves as the investment manager of MPI.

Capital Management serves as the sole member of Atlas Management, ACCM, Absolute Return Management GP, Lincoln Management, Moultrie Management, PPF Management, TR Management, and MP Management; as the sole member and manager of ST Management Holdings; as the sole limited partner of Origination Management, Kent Management, Accor+ Management, Centre Street Management; as the managing member of Life Asset GP; and as the investment manager of Provident 10. Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings. APO serves as the sole shareholder of International Holdings and Management Holdings GP.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal office of each of Credit Strategies, AISG Holdings, AISG GP, and Life Asset GP is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.

The address of the principal office of International is 1 Soho Place, London W1D 38G, United Kingdom. The address of the principal office of International Holdings is Second Floor, Washington House, 6 Church Street, Hamilton HM 11, Bermuda.

The address of the principal office of Annuity is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266.

The address of the principal office of AISG is c/o Athene Asset Management, L.P., 2121 Rosecrans Avenue, Ste 5300, El Segundo, California 90245.

The address of the principal office of Mercer is 70 Sir John Rogerson’s Quay, Dublin, Ireland.

The address of the principal office of MPI is Victoria House, 2 Victoria Place, Leeds LS115AE, United Kingdom.

The address of the principal office of Provident 10 is 15 International Place, Suite 200, St. John’s NL A1A 0L4, Canada.

The address of the principal office of each of AOP Financial, AOP LoanCo, Origination Management, AP Kent, Kent Management, Accord+, Accord+ Management, Atlas, Atlas Management, Centre Street, Centre Street Management, Apollo Credit, ST Management, ST Operating, ST Capital, ST Management Holdings, Debt Solutions, ACM, ACCM, Absolute Return, Absolute Return Management, Absolute Return Management GP, Lincoln, Lincoln Management, Moutrie, Moultrie Management, PPF Credit Strategies, PPF Management, TR, TR Management, Life Asset, International Management, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, and APO is 9 W. 57th Street, 41st Floor, New York, New York 10019.

(c)	Citizenship

Atlas, Apollo Credit, Credit Strategies, and ST Management Holdings, TR, AISG GP are each an exempted company incorporated in the Cayman Islands with limited liability. AOP Financial, AP Kent, Accord+, Absolute Return, AISG Holdings, Life Asset are each a Cayman Islands exempted limited partnership. Life Asset GP is a Cayman Islands limited liability company.

Mercer is organized under the laws of Ireland. International is a United Kingdom limited liability partnership. International Holdings is a Bermuda limited company. MPI is a limited company organized under the laws of England and Wales. Provident 10 is organized under the laws of Canada.

Kent Management, Atlas Management, Centre Street Management, ACM, ACCM, ST Management, ST Capital, Absolute Return Management GP, Lincoln Management, Moultrie Management, PPF Credit Strategies, PPF Management, TR Management, International Management, MP Management, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company.

AOP LoanCo, Origination Management, Accord+ Management, Centre Street, ST Operating, Absolute Return Management, Lincoln, Moultrie, AISG, Capital Management, and Management Holdings are each a Delaware limited partnership.

Debt Solutions, Annuity, and APO are each a Delaware corporation.

(d)	Title of Class of Securities

Common Stock, par value $0.01 per share (the “Common Stock”).

(e)	CUSIP Number

36472T109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of September 30, 2024.

(a)	Amount beneficially owned:

AOP Financial	4,175
AOP LoanCo	5,825
Origination Management	10,000
AP Kent	11,852
Kent Management	11,852
Accord+	271,936
Accord+ Management	271,936
Atlas	189,272
Atlas Management	189,272
Centre Street	13,810
Centre Street Management	13,810
Apollo Credit	15,340
Credit Strategies	10,089,118
ST Management	10,104,458
ST Operating	10,104,458
ST Capital	10,104,458
ST Management Holdings	10,104,458

Debt Solutions	53,000
ACM	53,000
ACCM	53,000
Absolute Return	689,187
Absolute Return Management	689,187
Absolute Return Management GP	689,187
Lincoln	2,832
Lincoln Management	2,832
Moultrie	6,198
Moultrie Management	6,198
PPF Credit Strategies	783,429
PPF Management	783,429
TR	18,756
TR Management	18,756
Annuity	43,000
AISG	43,000
AISG Holdings	43,000
AISG GP	43,000
Life Asset	43,000
Life Asset GP	43,000
Mercer	1,849
International	1,849
International Management	1,849
International Holdings	1,849
MPI	1,351
MP Management	1,351
Provident 10	1,529
Capital Management	12,200,610
Capital Management GP	12,200,610
Management Holdings	12,200,610
Management Holdings GP	12,200,610
APO	12,202,459

AOP Financial, AOP LoanCo, AP Kent, Accord+, Atlas, Centre Street, Apollo Credit, Credit Strategies, Debt Solutions, Absolute Return, Lincoln, Moultrie, PPF Credit Strategies, TR, Annuity, Mercer, MPI, and Provident 10 each disclaims beneficial ownership of all shares of Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each other Reporting Person, and Messrs. Scott Kleinman, James Zelter and Marc Rowan, the managers, as well as executive officers, of APO, disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

AOP Financial	0.0%
AOP LoanCo	0.0%
Origination Management	0.0%
AP Kent	0.0%
Kent Management	0.0%
Accord+	0.2%
Accord+ Management	0.2%
Atlas	0.1%
Atlas Management	0.1%
Centre Street	0.0%
Centre Street Management	0.0%
Apollo Credit	0.0%
Credit Strategies	6.8%
ST Management	6.8%
ST Operating	6.8%
ST Capital	6.8%
ST Management Holdings	6.8%
Debt Solutions	0.0%
ACM	0.0%
ACCM	0.0%
Absolute Return	0.5%
Absolute Return Management	0.5%
Absolute Return Management GP	0.5%
Lincoln	0.0%
Lincoln Management	0.0%
Moultrie	0.0%
Moultrie Management	0.0%
PPF Credit Strategies	0.5%
PPF Management	0.5%
TR	0.0%
TR Management	0.0%
Annuity	0.0%
AISG	0.0%
AISG Holdings	0.0%
AISG GP	0.0%
Life Asset	0.0%
Life Asset GP	0.0%
Mercer	0.0%
International	0.0%
International Management	0.0%
International Holdings	0.0%
MPI	0.0%
MP Management	0.0%
Provident 10	0.0%
Capital Management	8.3%
Capital Management GP	8.3%
Management Holdings	8.3%
Management Holdings GP	8.3%
APO	8.3%

The percentages are based on 147,410,604 shares of Common Stock outstanding as of October 28, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on October 31, 2024.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0	for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

AOP Financial	4,175
AOP LoanCo	5,825
Origination Management	10,000
AP Kent	11,852
Kent Management	11,852
Accord+	271,936
Accord+ Management	271,936
Atlas	189,272
Atlas Management	189,272
Centre Street	13,810
Centre Street Management	13,810
Apollo Credit	15,340
Credit Strategies	10,089,118
ST Management	10,104,458
ST Operating	10,104,458
ST Capital	10,104,458
ST Management Holdings	10,104,458
Debt Solutions	53,000
ACM	53,000
ACCM	53,000
Absolute Return	689,187
Absolute Return Management	689,187
Absolute Return Management GP	689,187
Lincoln	2,832
Lincoln Management	2,832
Moultrie	6,198
Moultrie Management	6,198
PPF Credit Strategies	783,429
PPF Management	783,429
TR	18,756
TR Management	18,756
Annuity	43,000
AISG	43,000
AISG Holdings	43,000
AISG GP	43,000
Life Asset	43,000
Life Asset GP	43,000
Mercer	1,849

International	1,849
International Management	1,849
International Holdings	1,849
MPI	1,351
MP Management	1,351
Provident 10	1,529
Capital Management	12,200,610
Capital Management GP	12,200,610
Management Holdings	12,200,610
Management Holdings GP	12,200,610
APO	12,202,459

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

AOP Financial	4,175
AOP LoanCo	5,825
Origination Management	10,000
AP Kent	11,852
Kent Management	11,852
Accord+	271,936
Accord+ Management	271,936
Atlas	189,272
Atlas Management	189,272
Centre Street	13,810
Centre Street Management	13,810
Apollo Credit	15,340
Credit Strategies	10,089,118
ST Management	10,104,458
ST Operating	10,104,458
ST Capital	10,104,458
ST Management Holdings	10,104,458
Debt Solutions	53,000
ACM	53,000
ACCM	53,000
Absolute Return	689,187
Absolute Return Management	689,187
Absolute Return Management GP	689,187
Lincoln	2,832
Lincoln Management	2,832
Moultrie	6,198
Moultrie Management	6,198
PPF Credit Strategies	783,429
PPF Management	783,429
TR	18,756
TR Management	18,756
Annuity	43,000
AISG	43,000
AISG Holdings	43,000

AISG GP	43,000
Life Asset	43,000
Life Asset GP	43,000
Mercer	1,849
International	1,849
International Management	1,849
International Holdings	1,849
MPI	1,351
MP Management	1,351
Provident 10	1,529
Capital Management	12,200,610
Capital Management GP	12,200,610
Management Holdings	12,200,610
Management Holdings GP	12,200,610
APO	12,202,459

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 14, 2024

AOP FINANCIAL, L.P.

By:	Apollo Origination Advisors, L.P.,
its general partner

	By:	AOP Advisors GP, LLC,
Its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

AOP LOANCO, L.P.

By:	Apollo Origination Advisors, L.P.,
its general partner

	By:	AOP Advisors GP, LLC,
Its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO ORIGINATION MANAGEMENT, L.P.

By:	AOP Capital Management, LLC,
its general partner

	By:	Apollo Capital Management, L.P.,
its sole member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William B. Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Advisors, L.P.,
its general partner

	By:	AP Kent Advisors GP, LLC.,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

AP KENT MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO ACCORD+ AGGREGATOR A, L.P.

By:	Apollo Accord+ Advisors, L.P.,
its general partner

	By:	Apollo Accord+ Advisors GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Advisors GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	/s/ William B. Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO CREDIT MASTER FUND, LTD.

By:	Apollo ST Fund Management LLC,
as its Collateral Manager

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	ST Management Holdings, LLC,
its sole member

	By:	Apollo Capital Management, L.P.,
its managing member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	Apollo Capital Management, L.P.,
its managing member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO DEBT SOLUTIONS BDC

By:	Apollo Credit Management, LLC,
its investment adviser

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	Apollo Capital Credit Management, LLC,
its sole member

	By:	Apollo Capital Management, L.P.,
its sole member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William B.Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN AGGREGATOR A, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors, L.P.,
its general partner

	By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN MANAGEMENT, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN MANAGEMENT GP, LLC

By:	/s/ William B.Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Management, LLC,
its investment manager

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO LINCOLN FIXED INCOME MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Management, LLC,
its investment manager

	By:	/s/ William B. Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MOULTRIE CREDIT FUND MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund, L.P.,
its member

	By:	Apollo Total Return Advisors, L.P.,
its general partner

		By:	Apollo Total Return Advisors GP, LLC,
its general partner

			By:	/s/ William B.Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

ATHENE ANNUITY AND LIFE CO – APOLLO MODCO

By:	Apollo Insurance Solutions Group LP,
its investment manager

	By:	AISG GP Ltd.,
its general partner

		By:	Apollo Life Asset, L.P.,
its sole shareholder

			By:	Apollo Life Asset GP, LLC,
its general partner

				By:	Apollo Capital Management, L.P.,
its managing member

					By:	Apollo Capital Management GP, LLC,
its general partner

						By:	/s/ William B. Kuesel
						Name:	William B. Kuesel
						Title:	Vice President

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd.,
its general partner

	By:	Apollo Life Asset, L.P.,
its sole shareholder

		By:	Apollo Life Asset GP, LLC,
its general partner

			By:	Apollo Capital Management, L.P.,
its managing member

				By:	Apollo Capital Management GP, LLC,
its general partner

					By:	/s/ William B. Kuesel
					Name:	William B. Kuesel
					Title:	Vice President

AISG HOLDINGS LP

By:	AISG GP Ltd.,
its general partner

	By:	Apollo Life Asset, L.P.,
its sole shareholder

		By:	Apollo Life Asset GP, LLC,
its general partner

			By:	Apollo Capital Management, L.P.,
its managing member

				By:	Apollo Capital Management GP, LLC,
its general partner

					By:	/s/ William B. Kuesel
					Name:	William B. Kuesel
					Title:	Vice President

AISG GP LTD.

By:	Apollo Life Asset, L.P.,
its sole shareholder

	By:	Apollo Life Asset GP, LLC,
its general partner

		By:	Apollo Capital Management, L.P.,
its managing member

			By:	Apollo Capital Management GP, LLC,
its general partner

				By:	/s/ William B. Kuesel
				Name:	William B. Kuesel
				Title:	Vice President

APOLLO LIFE ASSET LP

By:	Apollo Life Asset GP, LLC,
its general partner

	By:	Apollo Capital Management, L.P.,
its managing member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William B. Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

APOLLO LIFE ASSET GP, LLC

By:	Apollo Capital Management, L.P.,
its managing member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

MERCER MULTI-ASSET CREDIT FUND

By:	Apollo Management International LLP,
its investment adviser

	By:	Apollo International Management Holdings, LLC,
its member

		By:	Apollo International Management Holdings, Ltd.,
its member

			By:	APO Corp.,
its sole shareholder

				By:	/s/ William B. Kuesel
				Name:	William B. Kuesel
				Title:	Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	Apollo International Management Holdings, LLC,
its member

	By:	Apollo International Management Holdings, Ltd.,
its member

		By:	APO Corp.,
its sole shareholder

			By:	/s/ William B. Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

APOLLO INTERNATIONAL MANAGEMENT HOLDINGS, LLC

By:	Apollo International Management Holdings, Ltd.,
its member

	By:	APO Corp.,
its sole shareholder

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO INTERNATIONAL HOLDINGS LTD.

By:	APO Corp.,
its sole shareholder

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

MPI (LONDON) LIMITED

By:	Apollo TRF MP Management, LLC,
its sub-advisor

	By:	Apollo Capital Management, L.P.,
its sole member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William B. Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO TRF MP MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William Kuesel
		Title:	Vice President

PROVIDENT 10 – TRF SMA

By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APO CORP.

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

EXHIBIT 1

JOINT FILING AGREEMENT

GANNETT CO., INC.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of November 14, 2024.

AOP FINANCIAL, L.P.

By:	Apollo Origination Advisors, L.P.,
its general partner

	By:	AOP Advisors GP, LLC,
Its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

AOP LOANCO, L.P.

By:	Apollo Origination Advisors, L.P.,
its general partner

	By:	AOP Advisors GP, LLC,
Its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO ORIGINATION MANAGEMENT, L.P.

By:	AOP Capital Management, LLC,
its general partner

	By:	Apollo Capital Management, L.P.,
its sole member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William B. Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Advisors, L.P.,
its general partner

	By:	AP Kent Advisors GP, LLC.,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

AP KENT MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO ACCORD+ AGGREGATOR A, L.P.

By:	Apollo Accord+ Advisors, L.P.,
its general partner

	By:	Apollo Accord+ Advisors GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Advisors GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	/s/ William B. Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO CREDIT MASTER FUND, LTD.

By:	Apollo ST Fund Management LLC,
as its Collateral Manager

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	ST Management Holdings, LLC,
its sole member

	By:	Apollo Capital Management, L.P.,
its managing member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	Apollo Capital Management, L.P.,
its managing member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO DEBT SOLUTIONS BDC

By:	Apollo Credit Management, LLC,
its investment adviser

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	Apollo Capital Credit Management, LLC,
its sole member

	By:	Apollo Capital Management, L.P.,
its sole member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William B.Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN AGGREGATOR A, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors, L.P.,
its general partner

	By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN MANAGEMENT, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN MANAGEMENT GP, LLC

By:	/s/ William B.Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Management, LLC,
its investment manager

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO LINCOLN FIXED INCOME MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Management, LLC,
its investment manager

	By:	/s/ William B. Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MOULTRIE CREDIT FUND MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund, L.P.,
its member

	By:	Apollo Total Return Advisors, L.P.,
its general partner

		By:	Apollo Total Return Advisors GP, LLC,
its general partner

			By:	/s/ William B.Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

ATHENE ANNUITY AND LIFE CO – APOLLO MODCO

By:	Apollo Insurance Solutions Group LP,
its investment manager

	By:	AISG GP Ltd.,
its general partner

		By:	Apollo Life Asset, L.P.,
its sole shareholder

			By:	Apollo Life Asset GP, LLC,
its general partner

				By:	Apollo Capital Management, L.P.,
its managing member

					By:	Apollo Capital Management GP, LLC,
its general partner

						By:	/s/ William B. Kuesel
						Name:	William B. Kuesel
						Title:	Vice President

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd.,
its general partner

	By:	Apollo Life Asset, L.P.,
its sole shareholder

		By:	Apollo Life Asset GP, LLC,
its general partner

			By:	Apollo Capital Management, L.P.,
its managing member

				By:	Apollo Capital Management GP, LLC,
its general partner

					By:	/s/ William B. Kuesel
					Name:	William B. Kuesel
					Title:	Vice President

AISG HOLDINGS LP

By:	AISG GP Ltd.,
its general partner

	By:	Apollo Life Asset, L.P.,
its sole shareholder

		By:	Apollo Life Asset GP, LLC,
its general partner

			By:	Apollo Capital Management, L.P.,
its managing member

				By:	Apollo Capital Management GP, LLC,
its general partner

					By:	/s/ William B. Kuesel
					Name:	William B. Kuesel
					Title:	Vice President

AISG GP LTD.

By:	Apollo Life Asset, L.P.,
its sole shareholder

	By:	Apollo Life Asset GP, LLC,
its general partner

		By:	Apollo Capital Management, L.P.,
its managing member

			By:	Apollo Capital Management GP, LLC,
its general partner

				By:	/s/ William B. Kuesel
				Name:	William B. Kuesel
				Title:	Vice President

APOLLO LIFE ASSET LP

By:	Apollo Life Asset GP, LLC,
its general partner

	By:	Apollo Capital Management, L.P.,
its managing member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William B. Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

APOLLO LIFE ASSET GP, LLC

By:	Apollo Capital Management, L.P.,
its managing member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

MERCER MULTI-ASSET CREDIT FUND

By:	Apollo Management International LLP,
its investment adviser

	By:	Apollo International Management Holdings, LLC,
its member

		By:	Apollo International Management Holdings, Ltd.,
its member

			By:	APO Corp.,
its sole shareholder

				By:	/s/ William B. Kuesel
				Name:	William B. Kuesel
				Title:	Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	Apollo International Management Holdings, LLC,
its member

	By:	Apollo International Management Holdings, Ltd.,
its member

		By:	APO Corp.,
its sole shareholder

			By:	/s/ William B. Kuesel
			Name:	William B. Kuesel
			Title:	Vice President

APOLLO INTERNATIONAL MANAGEMENT HOLDINGS, LLC

By:	Apollo International Management Holdings, Ltd.,
its member

	By:	APO Corp.,
its sole shareholder

		By:	/s/ William B. Kuesel
		Name:	William B. Kuesel
		Title:	Vice President

APOLLO INTERNATIONAL HOLDINGS LTD.

By:	APO Corp.,
its sole shareholder

	By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

MPI (LONDON) LIMITED

By:	Apollo TRF MP Management, LLC,
its sub-advisor

	By:	Apollo Capital Management, L.P.,
its sole member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William B. Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO TRF MP MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William Kuesel
		Title:	Vice President

PROVIDENT 10 – TRF SMA

By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William B. Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APO CORP.

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President